Exhibit 10.18

LETTER AGREEMENT - RESTATED

BETWEEN:	ILDISP, LLC, a limited liability company having a place of business in the State of Illinois, hereinafter referred to as the ""Purchaser";

AND:	NUTRITIONAL HIGH (COLORADO) INC., a corporation having a place of business in the State of Colorado, hereinafter referred to as "NHCI";

AND:	NUTRITIONAL HIGH INTERNATIONAL INC., a corporation having a place of business in the City of Toronto, hereinafter referred to as the "NHII";

AND:	NH MEDICINAL DISPENSARIES INC., a corporation having a place of business in the State of Illinois, hereinafter referred to as the "NHMD";

AND:	SMALL'S MILL HOLDINGS INC., a corporation having a place of business in the State of Colorado, hereinafter referred to as the "SMHI";

Altogether referred to as "Parties";

WHEREAS, NHCI is an indirect wholly owned subsidiary of NHII,

WHEREAS, NHCI owns a 100% interest in each of NHMD and SMHI (together referred to as "Illinois Operation");

WHEREAS, the Purchaser wishes to purchase 50% interest in each of NHMD and SMHI ("Proposed Transaction"), by way of acquiring 100 common shares from the treasury of NHMD ("NHMD Shares") and 100 common shares from the treasury of SMHI ("SMHI Shares");

WHEREAS, NHMD has been granted an authorization to register ("Authorization to Register") a medical cannabis dispensary ("Dispensary") by the Illinois Department of Financial and Professional Regulation ("IDFPR");

WHEREAS, SMHI has entered into a contract to purchase the real estate property located at 2415 State Street, Lawrenceville, Illinois (the "Premises") to be utilized as the location at which the Dispensary will operate and has possession of the Premises;

WHEREAS, NHII has advanced approximately $200,000 as a loan to NHMD and SMHI (the "NHII Loan");

WHEREAS, NHMD and SMHI used the proceeds of the NHII Loan in order to secure the Authorization to Register, acquire the Premises, design the Dispensary, submit the registration package for the Dispensary ("Dispensary Registration") and prepare for launch;

WHEREAS, SMHI has paid $100,000 against the contract to purchase the Premises and assumed a seller mortgage (the "Seller Mortgage") in the amount of $250,000 on terms outlined herein in the Promissory Note attached hereto as Schedule "A";

WHEREAS, the Parties intend on working together to renovate a building located on the Premises to house the Dispensary, and commence operating the Dispensary on the terms set out herein;

WHEREAS the principals of the Parties herein have previously entered into an agreement materially in the same form as this Letter Agreement, the Purchaser has now been formed, and as such, the parties wish to restate the terms under which the parties intend on proceeding with the transactions contemplated herein;

   NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are conclusively acknowledged by the parties hereto, the parties hereto agree as follows:

1. BINDING PROVISIONS. In recognition of the significant costs to be borne by each of the Parties in pursuing the Proposed Transaction and further in consideration of their respective undertakings as to the matters described herein, this Letter Agreement shall be legally binding upon and enure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors, permitted assigns and legal representatives, unless this Letter Agreement is terminated in accordance with the provisions set out herein.

2. DEFINITIVE AGREEMENTS. While this Letter Agreement is binding, the parties intend on preparing more definitive agreements (the "Definitive Agreements") including subscription agreements for NHMD and SMHI, unanimous shareholder agreements for NHMD and SMHI (as referenced in section 6 herein), promissory notes from NHMD and SMHI, and the seller mortgage guarantee (as referenced in section 4 herein).  NHII and its counsel shall be responsible for preparing the initial draft of the Definitive Agreements.

3. WORK PLAN AND EARN-IN BY THE PURCHASER.

(a)	The Parties shall use its best efforts to launch the Dispensary business as set out in the Dispensary Registration. The Parties shall complete the build-out and fulfill other requirements to the satisfaction of IDFPR ("Dispensary Establishment") in order to obtain a final grant of license by May 15, 2016 or another deadline prescribed by the IDFPR.

(b)	Subject to Subsection 3(d) below, the Purchaser shall fund up to $300,000 ("Initial Funds") of the expenses necessary to complete the Dispensary Establishment and fund the first four months of working capital for the Dispensary in accordance with the budget outlined herein as Schedule "B" (the "Budget"), or as otherwise jointly determined and agreed upon by the Parties. If the Purchaser fails to pay invoices pursuant to the Budget resulting in a delay in the Dispensary Establishment or any contractor suspending their work on the Property, the Purchaser will be obligated to pay a late penalty equal to 50% of the invoice to NHCI.

(c)	For each $30,000 of the Initial Funds advanced by the Purchaser to NHMD or SMHI (as appropriate) the Purchaser shall receive:

(i)	An unsecured no interest promissory note issued by NHMD in the amount of $10,000;

(ii)	An unsecured no interest promissory note issued by SMHI in the amount of $10,000;

(iii)	An unsecured convertible note issued by NHMD in the amount of $5,000, convertible:

1.	upon receiving the approval of the IDFPR of the Purchaser's application with respect to its interests in NHMD (the "Purchaser IDFPR Application"), into ten (10) NHMD Shares at a price of $500 per NHMD Share; or

2.	if the Purchaser IDFPR Application is rejected or not approved because the Purchaser has (I) withdrawn the Purchaser IDFPR Application or (II) has not cooperated or used its best efforts to obtain the approval of the Purchaser IDFPR Application, into an unsecured promissory note issued by NHMD in the amount of $5,000 with a maturity of six (6) years and carrying no interest for the first four (4) years, provided if the note is not repaid after the first four years, interest will accrue starting from the fifth year at a rate of five percent (5%) per annum;

If the Purchaser IDFPR Application is otherwise rejected or not approved, the NHMD convertible note will not convert and will mature and be reapayable ninety (90) days after such rejection, and shall carry an interest rate of seven percent (7%) per annum which shall start accruing upon such rejection;

(iv)	An unsecured convertible note issued by SMHI in the amount of $5,000, convertible:

1.	upon receiving the approval of the Purchaser IDFPR Application, into ten (10) SMHI Shares at a price of $500 per SMHI Share; or

2.	if the Purchaser IDFPR Application is rejected or not approved because the Purchaser has (I) withdrawn the Purchaser IDFPR Application or (II) has not cooperated or used its best efforts to obtain the approval of the Purchaser IDFPR Application, into an unsecured promissory note issued by SMHI in the amount of $5,000 with a maturity of six (6) years and carrying no interest for the first four (4) years, provided if the note is not repaid after the first four years, interest will accrue starting from the fifth year at a rate of five percent (5%) per annum;

If the Purchaser IDFPR Application is otherwise rejected or not approved, the SMHI convertible note will not convert and will mature and be reapayable ninety (90) days after such rejection, and shall carry an interest rate of seven percent (7%) per annum which shall start accruing upon such rejection;

Any funds advanced by the Purchaser which is less than $30,000 will be considered a zero interest shareholders loan to SMHI until such time as it is repaid or the shares and promissory notes are issued by NHMD and SMHI pursuant to this subsection 3(c).  Once an aggregate of $300,000 of the Initial Funds has been advanced, the Purchaser shall own an undivided fifty (50%) equity interest in each of NHMD and SHMI.  Funds may be advanced in cash directly to NHMD or SMHI, the Purchaser may pay bills on behalf of NHMD or SMHI, or may provide in-kind contributions to NHMD or SMHI (such as inventory) at values agreeable to both the Purchaser and NHII.

(d)	If less than a $300,000 investment is required for the Dispensary Establishment and funding the first four months of working capital for the Dispensary, the Purchaser may secure its 50% interest in NHMD and SHMI by advancing additional funds to NHMD and SHMI as equity so that the Purchaser's equity contribution equals $100,000, and if necessary additional debt (altogether, the "Alternate Advance"), which funds will be used to pay down the NHII Loan so that it equals no more than the Purchaser's loan. For illustration purposes, if the Purchaser is able to complete the Dispensary Establishment and fund the first four months of working capital for the Dispensary for an aggregate investment of $210,000 (of which $70,000 would have been advanced as equity and $140,000 advanced as debt), to secure their 50% interest in NHMD and SHMI, the Purchaser may advance an additional $45,000 (of which $30,000 will be as equity and $15,000 as debt), which funds would be paid to NHII to reduce the NHII Loan, resulting in the Purchaser having advanced an aggregate of $255,000 (of which $100,000 would have been equity and $155,000 as a loan), and the NHII Loan having been paid down to $155,000.

(e)	If the costs of Dispensary Establishment and working capital requirements exceed $300,000, additional funds to complete the Dispensary Establishment and any working capital shall be funded 50% by the NHCI and 50% by the Purchaser ("Additional Funds"). The Additional Funds shall be advanced in the form of unsecured promissory notes or as otherwise agreed to by the Parties.

(f)	If this agreement is terminated in accordance with section 14 herein prior to the parties entering into the Definitive Agreements, any Initial Funds advanced will become a loan to NHCI repayable to the Purchaser within 90 days of such written termination by the parties.

(g)	Provided that the Purchaser is fulfilling its funding obligations on a timely basis, no party will act to encumber the assets of NHMD or SMHI or issue shares of NHMD or SMHI to third parties without the consent of the other party. If NHCI or NHII provides notice that the Purchaser is not fulfilling its funding obligations, before it can take steps to fund NHMD or SMHI, issue shares in said companies or encumber the assets of said companies, it must provide written notice to the Purchaser, providing the Purchaser an ability to cure any deficiency within 14 days of such notice.

(h)	Notwithstanding any other provision in this Agreement, in the event that any Shareholder is bought out of their shares in NHMD and/or SMHI in accordance with the respective Shareholder Agreements, such Shareholder shall have the option in their sole discretion to accelerate the maturity date for any promissory and/or convertible notes held by such Shareholder to the date of the closing of such sale of shares.

4. GUARANTEE OF SELLER MORTGAGE. The Purchaser shall provide a guarantee, guaranteeing 50% of the Seller Mortgage, in the amount of $125,000, mirroring the terms outlined the Guarantee of Payment by NHII, which is attached hereto as Schedule "C", to be signed on the date hereof and held in escrow by NHCI's solicitors, and released:

(a)	upon receipt of approval of the Purchaser IDFPR Application; or

(b)	if the Purchaser IDFPR Application is rejected or not approved because the Purchaser has (I) withdrawn the Purchaser IDFPR Application or (II) has not cooperated or used its best efforts to obtain the approval of the Purchaser IDFPR Application;

For greater certainty, if the Purchaser IDFPR Application is otherwise rejected or not approved, the guarantee shall not be released and will be cancelled.

5. PRODUCT LICENSE. The Purchaser will use best efforts to introduce to NHII a licensed cultivator with whom NHII may try to develop a mutually agreeable framework for NHII to license its intellectual property relating to cannabis-infused edible products and cannabis oil extracts to the Purchaser ("Licensed Products") in Illinois. It is anticipated that the licensing arrangement will provide for such cultivator to pay to NHII a license or a royalty fee equal to the sale price at which it sells the Licensed Products less the cost the cultivator incurs to make the products, plus a mark-up to be agreed.

6. CLOSING AND CONDITIONS OF CLOSING. The parties intend that the closing of the Proposed Transaction (the "Closing") will occur in tranches with the first tranche of funding from the Purchaser occurring on or before April 4, 2016, or such other date as the parties shall mutually agree (the "Closing Date"). Prior to the final grant of equity to the Purchaser resulting in the Purchaser acquiring a 50% interest in each of NHMD and SMHI, the following conditions shall have been met:

(a)	the Purchaser and NHCI will enter into the Definitive Agreements, including a Unanimous Shareholders Agreements in a form satisfactory to both the Purchaser and NHCI providing for, among other things,

(i)	the Purchaser and NHCI to each appoint two directors of NHMD and SMHI;

(ii)	subject to the division of the funding required to complete the Dispensary Establishment as described above in Section. 3 herein;

(iii)	certain decisions (to be defined in the Shareholder Agreements) must be approved by both the Purchaser and NHCI;

(iv)	a first right of refusal on a sale of an interest in either NHMD or SMHI;

(v)	a shotgun provision.

(b)	the final schedule of how the Initial Funds shall be deployed, including: which contractors shall be used to complete the build-out, personnel decisions for the Dispensary

(c)	all requisite governmental and regulatory approvals of, exemptions from and consents to the Proposed Transaction shall have been obtained, including without limitation, the approval of the IDFPR.

(d)	the NHMD Shares and SMHI Shares shall be free and clear of all encumbrances;

(e)	NHCI owns 100 NHMD Shares and 100 SMHI Shares, and other than the shares to be purchased by the Purchaser as so provided for herein, NHMD and SMHI shall have no additional securities or rights to purchase securities issued and outstanding,

(f)	neither NHMD nor SMHI shall have outstanding any secured debt or securities with claims to their respective cash flows, as the case may be, except for the Seller Mortgage;

(g)	the Purchaser shall be satisfied, in its sole discretion, with its due diligence investigations of NHMD and SMHI;

(h)	customary closing certificates and other usual closing documents shall have been delivered.

7. REPRESENTATIONS AND WARRANTIES.

(a)	The Definitive Agreements shall include representations and Warranties of NHII, NHCI, SMHI, NHMD, and the Purchaser of a nature and type appropriate for transactions similar to the Proposed Transaction.

(b)	To the best of the knowledge and belief of NHII, NHCI, SMHI and NHMD, there are no liabilities owed by SMHI or NHMD outside of the amounts provided for in Schedule "B" or listed in Schedule "D" hereto.

NHII and NHCI, jointly and severally, hereby agree that any cost or liability of SMHI and/or NHMD existing as of the date hereof and not provided for in Schedule "B" or listed in Schedule "D", shall be at NHII and/or NHCI's sole expense and shall not be treated as a capital contribution or loan to the SMHI and/or NHMD, unless otherwise agreed by Purchaser.

8. CONDITIONS ON ENTRY INTO AGREEMENTS. The parties intend that the entry into the Agreements to effect the Proposed Transaction will occur on or before April 4, 2016, or such other date as the parties shall mutually agree (the "Closing Date").

9. CONFIDENTIALITY. Except as and to the extent required by law, none of the parties hereto shall disclose or use, and it shall cause its officers, directors, employees, agents and other representatives not to disclose or use, any Confidential Information (as defined below) furnished, or to be furnished, by the other parties, at any time or in any manner, except for its use in connection with its evaluation of the Proposed Transaction.  For purposes of this Letter Agreement, "Confidential Information" means any information about the Purchaser, NHII, NHII products, brands, recipes, know-how or other intellectual property, whether communicated in written form, verbally, visually, technically or pursuant to any other media. Such information if disclosed in writing shall be marked "confidential" or similar designation or if orally or visually disclosed shall be identified as the confidential information of the disclosing party at the time of disclosure.  The term "Confidential Information" shall not be deemed to include information which the disclosing party can demonstrate:  (i) is generally available to or know by the public other than as a result of improper disclosure by the receiving party or any of its representatives, or (ii) is obtained by the receiving party from a source other than the disclosing party or any of their representatives bound by a duty of confidentiality, provided that such source was not bound by a duty of confidentiality to the disclosing party.  If this Letter Agreement is terminated pursuant to Section 14 below, shall promptly return to the disclosing party, as applicable, any Confidential Information in its possession.

10. DISCLOSURE/PUBLIC ANNOUNCEMENTS. The Parties acknowledge that each party may at its option and expense, place an announcement in such newspapers and periodicals announcing this Letter Agreement or any other matters involving NHMD or SMHI, provided that such party shall submit to the other party and shareholders holding greater than 10% of the respective company, a copy of such announcement with a reasonable opportunity to review. Prior to publication of any announcement, each party to this Letter Agreement and any shareholders holding greater than 10% of the respective company shall approve the form and substance of such announcement, which approval shall not be unreasonably withheld, provided that disclosure of named parties is subject to the consent of such named party (unless disclosure is otherwise required by law).

11. RESPONSIBILITY FOR FEES AND COSTS. The Parties shall each be responsible for its own respective costs, fees of advisors and other expenses in connection herewith, including relating to the negotiation, preparation and execution of the Definitive Agreements, or otherwise relating to the Proposed Transaction, provided for, however, NHMD and SMHI shall pay the costs of NHII in preparing the Definitive Agreements up to a maximum of $20,000.  Any filing fees or cost payable to any governmental or regulatory agency or for environmental audit fees shall be paid for by NHMD.  In the event the parties are unable to come to an agreement before the execution of the Definitive Agreements, but after their creation, said cost shall be borne equally by NHII and the Purchaser up to $10,000 each, with any amount over an aggregate of $20,000 to be borne solely by NHMD.

12. GOOD FAITH OBLIGATION. The Parties shall negotiate in good faith to arrive at a mutually acceptable Definitive Agreements for authorization, execution and delivery on the earliest reasonably practicable date.

13. DUE DILIGENCE. The parties hereto and their duly authorized representatives shall be entitled to make such investigations as they deem advisable.

14. TERMINATION. This Letter Agreement may be terminated:

(a)	by mutual written consent of all Parties; or

(b)	by written notice from the Purchaser, if it is not satisfied with its due diligence investigation for any reason;

provided however, that the termination of this Letter Agreement shall not affect the liability of a party for breach of any provisions prior to the termination. Upon termination of the Letter Agreement, the parities shall have no further obligations under this Letter Agreement, except with respect to sections 3(f), 9 and 11, which shall survive in full force and effect, unamended.

15. GENERAL

15.1 Waiver.  No Party will be deemed to have waived the exercise of any right that it holds under this Letter Agreement unless such waiver is made in writing.  No waiver made with respect to any instance involving the exercise of any such right.

15.2 Counterparts.  This Letter Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.  Any party delivering an executed counterpart by facsimile shall also deliver a manually executed counter part of this Letter Agreement.

15.3 Time.  Time is of the essence hereof.

15.4 Severability.  If any provisions of this Letter Agreement or the application of such provision to any party or person or circumstance shall be held illegal, invalid, or unenforceable, the remainder of this Letter Agreement, or the application of such provision to a party or person or circumstance other than those as to which it is held illegal, invalid, or unenforceable shall not be affected thereby.  Each provision of this Letter Agreement is intended to be severable, and if any provision is illegal, invalid or unenforceable in any jurisdiction, this will not affect the legality, validity or enforceability of such provision in any other jurisdiction or the validity of the remainder of this Letter Agreement.

15.5 Governing Law. This Letter Agreement will be interpreted and enforced in accordance with the laws of the State of Illinois.

15.6. Previous Agreements.  This Letter Agreement supersedes all previous agreements between the parties hereto.

15.7 Currency. Unless otherwise set out herein, all payments contemplated herein shall be paid in U.S. dollars.
To confirm the foregoing, please sign the enclosed duplicate copy of this Letter Agreement where indicated below and return the same to the Purchaser prior to 5:00 p.m. Eastern Time on April 4, 2016, failing which, the proposal set forth herein expires automatically at such time.

[REMAINED OF THIS PAGE INTENTIONALLY LEFT BLANK]

This Letter Agreement reflects accurately the parties' understanding and agreement with respect to the matters set out above.

Confirmed this 4th day of April 2016

NUTRITIONAL HIGH INTERNATIONAL INC.

_____/"Signed"/ David Posner__________________
Name:     David Posner
Title:       CEO

NUTRITIONAL HIGH (COLORADO) INC.

_____/"Signed"/ David Posner__________________
Name:     David Posner
Title:       CEO

NH MEDICINAL DISPENSARIES INC.

______/"Signed"/ David Posner__________________
Name:     David Posner
Title:       CEO

SMALL'S MILL HOLDINGS INC.

______/"Signed"/ David Posner _________________
Name:     David Posner
Title:       CEO

ILDISP, LLC

______/"Signed"/ A.S.O_________________

SCHEDULE "A"
SELLER MORTGAGE PROMISSORY NOTE

PROMISSORY NOTE WITH GUARANTY OF PAYMENT

November 20, 2015
$250,000.00	Lawrenceville, Illinois

FOR VALUE RECEIVED, Small's Mill Holdings, Inc., a Nevada corporation, with offices at 77 King Street West, Suite 2905, Toronto, Ontario M5K 1H1 (referred to herein as "Borrower"), does hereby promise to pay to Dan G. Scherer and T. Holly Scherer, 8732 N. Frontage Lane, Bridgeport, IL 62417 ("Lenders"), or their successors and assigns, at such place as the holder of this Note may from time to time designate, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00), with interest from the date hereof on the unpaid principal balance at the rate of six percent (6.00%) per annum, principal and interest payable in monthly installments of Two Thousand One Hundred Nine Dollars and Sixty-four Cents ($2,109.64), each beginning on the 20th day of December, 2015 and continuing on the 20th day of each month thereafter for a term of twenty-four (24) months, and a final payment on December 20, 2017, on which date the entire unpaid principal balance, accrued interest, any unpaid late charges, and any other amounts due and owing to Lenders shall be paid in full.  If this Note is signed by more than one person, the obligations and authorizations hereunder shall be joint and several.

1. DEFAULT BY BORROWER.  Should default be made in the payment of any installment when due, or in the performance of any provision or condition contained in the Installment Contract securing this Note, the whole sum principal and interest shall become immediately due at the option of the holder and regardless of any prior forbearance.  Interest shall accrue following any default hereunder at the rate set forth in this Note, as adjusted from time to time.

2. LATE CHARGE.  The undersigned agree (a) to pay immediately, without demand, to the holder, in the event any installment is not received by the holder on its due date  and without regard to the date as of which said payment is credited, a daily late payment charge equal to two percent (2%) of the installment past due;  (b) that it would be impractical or extremely difficult to fix the holder's actual damages in the event that any installment shall not be paid when due; (c) that such amount shall be presumed to be the amount of damages for such late payment.  This paragraph and the amount that it provides shall not limit the holder's right, under this Note, the Installment Contract securing it, or otherwise, to compel prompt performance thereunder.

3. PREPAYMENT PRIVILEGE.  Borrower shall have the right to make prepayments in increments equal to a regular monthly installment amount on the regular installment due dates.  Any prepayments made pursuant to this Paragraph shall be first applied to the monthly installments last coming due hereunder, and prepayments made shall not defer the due date of the payment next coming due.

4. ACCELERATION CLAUSE.  This Note is issued in consideration of a loan made by Lenders to Borrower in connection with a certain Installment Contract for Sale of Commercial Real Estate dated November 20, 2015.  It is hereby expressly understood and agreed that if default be made in the payments due under said Installment Contract, or if default be made in the payment of any of the said installments of principal or of interest pursuant to this Note, the principal sum above mentioned, or any balance that may appear to be unpaid thereon, together with all unpaid interest thereon, shall at the option of the legal holder of this note, become immediately due and payable, without notice, and shall be collectible immediately or at any time after such default, anything hereinbefore contained to the contrary notwithstanding.

5. NOTE AND INSTALLMENT CONTRACT.  This Note and the Installment Contract heretofore identified shall be read together so that all rights accruing to Lenders under any document shall be considered as accruing under all documents and all obligations of Borrower under any document shall be considered as obligations under all documents.  This Note is executed solely to establish the indebtedness due and owing pursuant to the Installment Contract for Sale of Commercial Real Estate.  This Note shall not be deemed to create a separate and distinct obligation from the obligation created by the Installment Contract.

6. COST OF COLLECTION.  The undersigned together with any sureties, endorsers, and guarantors of this Note jointly and severally promise to pay (a) all costs and expenses of collection, including without limitation attorneys' fees, in the event this Note or any portion of this Note is place in the hands of attorneys for collection and such collection is effected without suit; (b) attorneys' fees, as determined by the judge of the court, and all other costs, expenses, and fees incurred by the holder in the event suit is instituted to collect this Note or any portion of this Note; (c) all costs and expenses provided for in any instrument given as security for this Note and/or incurred by or on behalf of the holder in connection with collecting or otherwise enforcing any right of the holder under this Note, or any instrument given as security for this Note; and (d) all costs and expenses, including, without limitation, attorneys' fees incurred by the holder in connection with any bankruptcy, insolvency of reorganization proceeding, or receivership in which the undersigned is involved, including, without limitation, attorneys' fees incurred in making any appearances in any such proceeding or in seeking relief from any stay or injunction issued in or arising out of any such proceeding.

7. MAXIMUM INTEREST.  In no event whatsoever shall the amount paid, or agreed to be paid, to the holder for the use, forbearance, or retention of the money to be loaned hereunder ("Interest") exceed the maximum amount permissible under applicable law.  If the performance or fulfillment of any provisions hereof, or any other agreement between the holder and the undersigned shall result in Interest exceeding the limit for interest prescribed by law, then the amount of the Interest shall be reduced to the maximum rate that may lawfully be charged or collected by the holder.  If, from any circumstance whatsoever, the holder should receive as Interest an amount that would exceed the highest lawful rate, the amount that would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at the option of the holder, be paid over to the undersigned) and not to the payment of Interest.

Small's Mill Holdings, Inc.,
a Nevada corporation, Borrower

BY: /"Signed"/ David Posner
         President

Attest:

             /"Signed"/ Adam K. Szweras
Corporate Secretary

Province of Ontario )
                                  ) ss.
City of Toronto       )

I, the undersigned, a Notary Public, in and for said County and State aforesaid, does hereby certify that ___David Posner_________________, and ____Adam Szweras____________, personally known to me to be the President and Secretary, respectively, of Small's Mill Holdings, Inc., a Nevada corporation and personally known to me to be the same persons whose names are subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that they signed, sealed and delivered the said instrument as their free and voluntary act for the uses and purposes therein set forth.

Given under my hand and Notarial Seal, this _18th___ day of November, 2015.

_________Karen A. Murray__________________
Notary Public

SCHEDULE "B"
INITIAL BUDGET FOR DISPENSARY ESTABLISHMENT
AND FOUR MONTHS OF WORKING CAPITAL

ILLINOIS BUILDOUT CASH FLOW SCHEDULE					Dec'15 - Apr'16 Total:
	Jan-16	Feb-16	Mar-16	Apr-16
GENERAL AND ADMIN	$3,610	$6,610	$8,210	$24,010	$42,439
Utilities	$500	$500	$500	$500	$2,000
General Manager		$3,000	$3,000	$5,000	$11,000
Security Manager				$3,000	$3,000
Security Staff (3x8hrsx7days@$12.5/hr)				$8,400	$8,400
PCR (1x8hrsx5days@$15/hr)				$2,400	$2,400
Annual Renewal Fee					$0
Marketing			$1,000	$1,000	$2,000
Security Monitoring Feed			$100	$100	$200
Internet/Phone			$200	$200	$400
VTB Payments	$2,110	$2,110	$2,110	$2,110	$8,439
Inventory Software			$300	$300	$600
Other Admin	$1,000	$1,000	$1,000	$1,000	$4,000

CAPITAL COSTS	$55,000	$71,800	$70,000	$0	$196,800
Buildout	$33,333	$33,333	$33,333		$100,000
Dispensary Design and Furniture	$5,000	$10,000	$10,000		$25,000
Security Contractor	$7,500	$15,000	$15,000		$37,500
Inventory System Setup		$1,500			$1,500
Contingency (20%)	$9,167	$11,967	$11,667	$0	$32,800

INVENTORY AND SHIPPING COSTS			$10,000	$20,000	$30,000

CONTINGENCY	$7,500	$7,500	$7,500	$7,500	$30,000

Total Outflows:	$66,110	$85,910	$95,710	$51,510	$269,239

INFLOWS
ILDISP LLC	$70,000	$85,000	$95,000	$50,000	$300,000
Nutritional High					$0
Total Inflows	$70,000	$85,000	$95,000	$50,000	$300,000

Bank Balance (Beg):	$0	$3,890	$2,981	$2,271
Net inflow/outflow:	$3,890	-$910	-$710	-$1,510
Bank Balance (End):	$3,890	$2,981	$2,271	$761

SCHEDULE "C"
GUARANTEE OF PAYMENT

GUARANTY OF PAYMENT

FOR VALUE RECEIVED, the receipt and sufficiency whereof are hereby acknowledged, Nutritional High International, Inc., hereby guarantees full, complete and prompt payment and performance by Small's Mill Holdings, Inc., its assigns, or successors in interest of all of the provisions, conditions, covenants and agreements contained in the foregoing Promissory Note, and hereby waive all notice of default by the principal, notice of the acceptance of this guaranty, and consent to any extension of time that may be given by the holder of said note to said maker, its assigns or successors in interest, of the time of payment or performance.

Dated: November ___18th__, 2015

Nutritional High International, Inc.

BY:             /"Signed"/ David Posner
             Corporate President

Attest:

            /"Signed"/ Adam K. Szweras
Corporate Secretary

Province of Ontario )
                                   ) ss.
City of Toronto        )

The undersigned Notary Public does hereby hereby certify that _________ David Posner _________, and _____Adam K. Szweras_________________, personally known to me to be the persons whose names are subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that they signed, sealed and delivered said instrument as their free and voluntary act for the uses and purposes therein set forth.

Given under my hand and Notarial Seal, this __18th__ day of November, 2015.

____________ Karen A. Murray ______________
Notary Public

SCHEDULE "D"
NHMD AND SMHI PAYABLES LIST

	Outstanding
Item	Amount	Bill Date(s)
Electricity	$156.24	Mar-16
Gas	$361.43	Mar-16
Water	$28.15	Mar-16
Contractor - Jason Joles	$41,609.46	Mar 2016
Plumber - Rick Newlin	$8,100.00	Mar 2016
Electrician - Rob Tracy	$19,208.35	Feb/Mar 2016
Architect - ADG	$4,270.50	2015
Legal Services	$2,436.25	Jan-16 to Mar-16
Mortgage Payment reimbursement to NHII	$2,119.64	March 2016
Mortgage Payment April	$2,119.64	April 2016
Dave Johnson reimbursement for utilities	$1,704.26	Jan/Feb 2016

	Expected Future Costs
Item	Amount (approximate)	Notes
Electricity	$160.00	Monthly fee for residential and commercial units
Gas	$300.00	Monthly fee for 2 residential and 1 commercial units
Water	$30.00	Monthly fee
Legal Services	$$20,000.00	Transaction cost
Mortgage	$2,119.64	Paid on 20th of each month, inclusive of $10 wire transaction fee
Bullet proof glass	$22,000.00	Pending invoice & discussions with manufacturer as his quote was lower
Bond Payment	$	TBD
Property taxes	$5,000.00	Due June 2016